Exhibit 99.1

Real Goods Solar Reports First Quarter 2011 Results

•	Gross Margin Increases 200 Basis Points to 28.9%

•	Seventh Consecutive Quarter of Profitability

Boulder, CO, May 9, 2011 – Real Goods Solar, Inc. (NASDAQ: RSOL), a leading residential and commercial solar energy integrator, today announced results for its first quarter ended March 31, 2011.

Net revenue for the first quarter of 2011 increased 16.1% to $17.4 million from $15.0 million recorded in the same period last year. All of the year-over-year revenue growth was organic.

Gross profit increased to $5.0 million, or 28.9% of net revenue, for the first quarter of 2011 from $4.0 million, or 26.9% of net revenue, in the comparable period last year. The increase in gross profit percentage primarily reflects a shift in revenue mix towards higher margin residential installations and improved selling and installation practices.

Operating expenses as a percent of net revenue increased to 28.5% for the first quarter of 2011 from 26.7% in the comparable period last year. This primarily reflects a significant investment in commercial operations, partially offset by the leveraging of fixed costs.

Operating income for the first quarter of 2011 improved to $66 thousand, as compared to $27 thousand for the comparable period last year. EBITDA for the first quarter of 2011 was $288 thousand, or 1.7% of net revenue. Refer to the Non-GAAP Financial Measures table below.

Net income for the first quarter of 2011 improved to $37 thousand, or $0.00 per share, as compared to $17 thousand, or $0.00 per share, for the comparable period last year.

“We are pleased with our revenue performance, improved gross profit margin and profitability in our seasonally slowest quarter of the year,” commented John Schaeffer, President. “We continue to see strong demand for both residential and commercial solar, and remain optimistic about seeing strong growth for the remainder of 2011. We continue to focus on building our backlog and on hiring installation crews where appropriate to expand our production capacity to keep up with demand.”

“Our discipline and planning allowed us to show strong financial metrics across the board in what is usually our slowest quarter of the year,” said Erik Zech, Chief Financial Officer. “This performance is particularly impressive given the production challenges experienced as a result of this being one of the rainiest winters in California history. Our ability to show both higher revenues and improved gross margins are indicative of the progress we have made in growing and optimizing our business. Our balance sheet remained strong at the end of the quarter with cash of $13.4 million and no debt.”

Real Goods Solar will host a conference call tomorrow, May 10, 2011, at 8:30 a.m. PDT (11:30 a.m. EDT) to review the first quarter results.

Dial-in No.:	877-941-2069 (domestic) or 480-629-9713 (international)
Passcode:	Real Goods

A replay of the call will begin approximately two hours after the end of the call and will continue until midnight EDT on May 17, 2011.

Replay number:	877-870-5176 (domestic) or 858-384-5517 (international)
Pin:	4435976

About Real Goods Solar, Inc.

Real Goods Solar, Inc. is a leading residential and commercial solar energy integrator, having installed over 7,000 solar systems. Real Goods Solar offers turnkey solar energy services, and has 33 years of experience in solar energy, beginning with the sale in 1978 of the first solar photovoltaic, or PV, panels in the United States. For more information about Real Goods Solar, please visit www.realgoodssolar.com, or call (888) 507-2561.

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy. While Real Goods Solar believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Real Goods Solar’s filings with the Securities and Exchange Commission. Real Goods Solar assumes no duty to update any forward-looking statements.

Contact:	Erik Zech
Chief Financial Officer
415-295-4952
erik.zech@realgoods.com

REAL GOODS SOLAR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31, 2011		Three Months Ended March 31, 2010
Net revenue	$17,425	100.0%	$15,005	100.0%
Cost of goods sold	12,396	71.1%	10,974	73.1%

Gross profit	5,029	28.9%	4,031	26.9%
Operating expenses	4,963	28.5%	4,003	26.7%

Income from operations	66	0.4%	28	0.2%
Interest income	2	0.0%	—	0.0%

Income before income taxes	68	0.4%	28	0.2%
Income tax expense	31	0.2%	11	0.1%

Net income	$37	0.2%	$17	0.1%

Weighted-average shares outstanding:
Basic	18,310		18,290
Diluted	18,310		18,364
Net income per share:
Basic	$0.00		$0.00
Diluted	$0.00		$0.00

REAL GOODS SOLAR, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	March 31, 2011	December 31, 2010
Assets
Current assets:
Cash	$13,355	$11,123
Accounts receivable, net	15,625	19,259
Inventory, net	5,809	6,394
Deferred costs on uncompleted contracts	183	215
Deferred advertising costs	16	49
Deferred tax assets	1,647	1,861
Other current assets	793	687

Total current assets	37,428	39,588
Property and equipment, net	5,348	5,401
Goodwill	732	732
Deferred tax assets	1,992	1,744
Other assets	385	498

Total assets	$45,885	$47,963

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$8,128	$10,000
Accrued liabilities	2,573	2,630
Deferred revenue on uncompleted contracts	36	534
Payable to Gaiam	3,100	2,865

Total current liabilities	13,837	16,029
Total shareholders’ equity	32,048	31,934

Total liabilities and shareholders’ equity	$45,885	$47,963

Non-GAAP Financial Measures

We have utilized the non-GAAP information set forth below as an additional device to aid in understanding and analyzing our financial results for the three and twelve months ended March 31, 2011. We believe that these non-GAAP measures will allow for a better evaluation of the operating performance of our business and facilitate meaningful comparison of the results in the current period to those in prior periods and future periods. Reference to these non-GAAP measures should not be considered a substitute for results that are presented in a manner consistent with GAAP.

Reconciliations of our three and twelve months ended March 31, 2011 GAAP income from operations to our non-GAAP earnings before interest, taxes, depreciation, and share-based compensation are set forth below (unaudited, in thousands):

	For the Three Months Ended March 31, 2011	For the Twelve Months Ended March 31, 2011
Income from operations	$66	$2,060
Exclusion of depreciation	140	355
Exclusion of share-based compensation	82	547

Non-GAAP EBITDA	$288	$2,962

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